EXHIBIT 10.2

AMENDMENT NO. 1

TO THE

KINDRED & AFFILIATES 401(k) PLAN

This is Amendment No. 1 to the Kindred & Affiliates 401(k) Plan (the “Plan”) as last amended and restated as of January 1, 2003, which amendment shall be effective as set forth below.

RECITALS

A.	Kindred Healthcare, Inc. (the “Company”) maintains the Plan and has reserved the right in Section 9.1 of the Plan to amend the Plan from time to time in its discretion, including an amendment (like this one) adopted by the Retirement Committee to clarify its terms.

B.	The Company (as approved by the Retirement Committee at its meeting held on June 17, 2004) wishes to amend the Plan to simplify operation with respect to certain Compensation grossed up for taxes, and to clarify a Plan section consistent with how it is interpreted in operation.

AMENDMENTS

1. The first sentence of Section 3.1(a) of the Plan is hereby amended to consist of two sentences (and the remainder of Section 3.1(a) left intact) to read as follows, effective to its date of adoption to clarify that the restriction on deductions from commission and bonus checks applies only to the Participant’s election of a fixed dollar amount per check for Catch-Up Contributions, and effective as of July 1, 2004 with respect to the change relating to the Gross-Up Portion (as defined below):

(a)	Salary Redirection each payroll period must equal a whole percentage from 1% to 30% of a Participant’s cash compensation, and Participants may also make a separate election for Catch-Up Contributions, but only in a fixed dollar amount to be deducted from regular paychecks and not from bonus or commission checks. Certain compensation is periodically paid by the Employer after award of an incentive payment in a net flat dollar amount (for example, an award of a net amount of $100), in connection with which the Employer also increases the Employee’s taxable wages to gross up for the taxes on the incentive award by an amount equal to the Employee’s tax withholding amounts on that incentive payment (the “Gross-Up Portion”). While the incentive payment referred to above will itself be considered cash compensation for purposes of this Section, the Gross-Up Portion will not be so considered, and no Salary Redirection or Catch-Up Contribution will be deducted from the Gross-Up Portion.

2. Section 1.8 of the Plan is hereby amended so that as amended it shall read in its entirety as follows effective July 1, 2004:

Section 1.8	Compensation means, for any Plan Year or portion thereof during which an Employee is eligible to participate in this Plan (which shall not include compensation payable for periods after employment terminates, such as severance pay, but shall include vacation time earned but not yet paid as of that last date at work), total compensation paid to an Employee by the Employer that is includible in the Participant’s gross income, including bonuses, commissions and overtime, but excluding (i) reimbursements or other expense allowances, (ii) fringe benefits (cash and noncash), (iii) moving expenses, (iv) deferred compensation, (v) welfare benefits, (vi) amounts realized from the exercise of a nonqualified stock option (or the lifting of restrictions on restricted stock) or the sale or exchange of stock acquired under a qualified stock option; and (v) the Gross-Up Portion of incentive awards as described in Section 3.1(a). Despite the exclusions in the preceding sentence, Compensation shall include any amounts deducted pursuant to Code Sections 125 (flexible benefit plans), 402(a)(8) (salary redirection), 402(h)(1)(B) (simplified employee plans), 132(f) (qualified transportation expenses, effective January 1, 1998) and 403(b). Compensation shall be limited to such amount as determined pursuant to Code Section 401(a)(17) ($200,000.00 as of January 1, 2003), as adjusted from time to time.

IN WITNESS WHEREOF, the Employer has caused this Amendment No. 1 to be executed this 1st day of July, 2004.

KINDRED HEALTHCARE, INC.

By:	/s/ Donald Hank Robinson
Title:	Senior Vice President, Tax and Treasurer

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